Exhibit 10.2

Credit Agreement

This agreement dated as of August 8, 2013 is between JPMorgan Chase Bank, N.A. (together with its successors and assigns, the “Bank”), whose address is 888 SW 5th Ave., Portland, OR 97204, and Cascade Microtech, Inc. (the “Borrower”), whose address is 9100 SW Gemini Drive, Beaverton, OR 97008.

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by any Legal Requirement (as hereafter defined), governs the Credit Facilities as defined below. Advances under any Credit Facilities shall be subject to the procedures established from time to time by the Bank. Any procedures agreed to by the Bank with respect to obtaining advances, including automatic loan sweeps, shall not vary the terms or conditions of this agreement or the other Related Documents regarding the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $10,000,000.00 in the aggregate at any one time outstanding (“Facility A”). At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to make advances to the Borrower upon Borrower’s request in accordance with the provisions of the Line of Credit Note. Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor.

Letter of Credit Sub-Limit. At any time the Borrower is entitled to an advance under Facility A, the Bank agrees to issue letters of credit (all letters of credit issued for the account of the Borrower which are outstanding on the date of the Line of Credit Note and any letter of credit issued under this agreement, together with any and all amendments, modifications, renewals, extensions, increases, restatements and rearrangements of and substitutions and replacements for, any of the foregoing, a “Letter of Credit” or “Letters of Credit”) for the account of the Borrower in an amount not in excess of the maximum advance that it would then be entitled to obtain under Facility A, provided that (a) the aggregate maximum amount which is drawn and remains unreimbursed under all Letters of Credit plus the aggregate maximum available amount which may be drawn under all Letters of Credit which are outstanding at any time (the “L/C Obligations”), shall not exceed $2,500,000.00, (b) the issuance of any Letter of Credit with an expiration date beyond the maturity date of the Line of Credit Note shall be subject to the approval of the Bank, (c) any Letter of Credit shall be a standby or commercial letter of credit and the form of the requested Letter of Credit shall be satisfactory to the Bank, and (d) the Borrower shall have executed an application and reimbursement agreement for any Letter of Credit in a form satisfactory to the Bank. While any Letter of Credit is outstanding, the maximum amount of advances that may be outstanding under the Line of Credit Note shall be automatically reduced by the L/C Obligations. The Borrower shall pay the Bank a fee for each standby letter of credit that is issued, calculated at the rate of 2.25% per annum of the original maximum amount available of such standby Letter of Credit, with the fee being calculated on the basis of a 360-day year and the actual number of days in the period during which the standby Letter of Credit will be outstanding; provided, however, that such fee shall not be less than the Bank’s standard issuance fee for each Letter of Credit. The Borrower shall pay the Bank a fee for each commercial letter of credit that is issued, such fee to be agreed upon for each letter of credit from time to time by the Bank and the Borrower, provided, however, that if an agreement is not reached, the Bank shall be under no obligation to issue any letter of credit hereunder. No credit shall be given for fees paid due to early termination of any Letter of Credit. The Borrower shall also pay the Bank’s standard transaction fees with respect to any transactions occurring on account of any Letter of Credit. Each fee shall be payable when the related letter of credit is issued, and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by the Bank to any deposit account of the Borrower with the Bank without further authority and, in any event, shall be paid by the Borrower within ten (10) days following billing. The Bank is authorized, but not obligated to make an advance under the Line of Credit Note without notice to the Borrower, to make payment on a drawing under any Letter of Credit. References in this agreement to the principal amount outstanding under the Credit Facilities shall include L/C Obligations.

1.3

Borrowing Base. The aggregate principal amount of advances outstanding at any one time under the Line of Credit Note (and any and all renewals, modifications, extensions, rearrangements, restatements thereof and replacements or substitutions therefor) evidencing Facility A plus L/C Obligations (the “Aggregate Outstanding Amount”) shall not exceed the Borrowing Base or the maximum principal amount then available under Facility A, whichever is less (the “Maximum Available Amount”). If at any time the Aggregate Outstanding Amount exceeds the Maximum Available Amount, the Borrower shall immediately pay the Bank an amount equal to such excess. If the Aggregate

Outstanding Amount still exceeds the Maximum Available Amount after the Line of Credit Note balance is reduced to zero (that is, L/C Obligations exceed the Maximum Available Amount), the Borrower shall provide cash collateral to the Bank for the L/C Obligations in an amount sufficient to eliminate the excess. “Borrowing Base” means the aggregate of:

A. 40% of the book value of all Accounts owned by the Borrower and its Subsidiaries; plus

B. 20% of the book value of all Inventory owned by the Borrower and its Subsidiaries, not to exceed the aggregate of $3,000,000.00.

2.	Definitions and Interpretations.

2.1	Definitions. As used in this agreement, the following terms have the following respective meanings:

A. “Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered.

B. “Account Debtor” means the Person obligated on an Account.

C. “Affiliate” means any Person which, directly or indirectly Controls or is Controlled by or under common Control with, another Person, and any director or officer thereof. The Bank is under no circumstances to be deemed an Affiliate of the Borrower or any of its Subsidiaries.

D. “Ancillary Liabilities” means all indebtedness, liabilities and obligations of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, that do not arise under or from this agreement, the Notes, the Fee Letter, Letters of Credit, applications for letters of credit, or any reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties or other instrument or document executed in connection with this agreement.

E. “Ancillary Documents” all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed solely in connection with the Ancillary Liabilities.

F. “Authorizing Documents” means certificates of authority to transact business, certificates of good standing, borrowing resolutions, appointments, officer’s certificates, certificates of incumbency, and other documents which empower and authorize or evidence the power and authority of all Persons (other than the Bank) executing any Related Document or their representatives to execute and deliver the Related Documents and perform the Person’s obligations thereunder.

G. “Capital Expenditures” means any expenditure or the incurrence of any obligation or liability for any asset which is classified as a capital asset under GAAP.

H. “Change of Control” means an event or series of events by which:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3.01 and 13d-5.01 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(2) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (b) and clause (c), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

I. “Collateral” means all Property, now or in the future subject to any Lien in favor of the Bank, securing or intending to secure, any of the Credit Liabilities.

J. “Control” as used with respect to any Person, means the power to direct or cause the direction of, the management and policies of that Person, directly or indirectly, whether through the ownership of Equity Interests, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

K. “Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1, if any, and those extended contemporaneously with this agreement.

L. “Credit Document” means any Related Document other than an Ancillary Document.

M. “Credit Liabilities” means any of the Liabilities other than the Ancillary Liabilities.

N. “Distributions” means all dividends and other distributions made to any Equity Owners, other than salary, bonuses, and other compensation for services expended in the current accounting period.

O. “Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States.

P. “Equity Interests” means (1) in the case of a corporation, capital stock, (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (3) in the case of a trust, beneficial interests therein, (4) in the case of a partnership, partnership interests (whether general or limited), (5) in the case of a limited liability company, membership interests and (6) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

Q. “Equity Owner” means a shareholder, partner, member, holder of a beneficial interest in a trust or other owner of any Equity Interests.

R. “Event of Default” means the occurrence of any of the following:

(1) the Borrower or any Guarantor fails to pay (a) when due any principal amount payable hereunder or under the Line of Credit Note or any other Credit Document, (b) within three days after the same becomes due, any interest payable hereunder or under the Line of Credit Note or any other Credit Document and (c) within five days after the same becomes due, any other amount payable hereunder or under the Line of Credit Note or any other Related Document;

(2) any representation, warranty, certification or statement of fact made by the Borrower or any Guarantor hereunder or under any other of the Credit Documents, or in any financial statement or other information delivered to the Bank in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect when made;

(3) the Borrower fails to observe or perform or otherwise violates any obligation, agreement or other provision contained in the following sections of this agreement: 4.1, 4.2, 4.6, 4.14 or 5.2;

(4) the Borrower or any Guarantor fails to observe or perform or otherwise violates any other term, covenant, condition or agreement of any of the Credit Documents (other than those referred to in subsections (1) through (3) above) and such failure continues for 30 days;

(5) the Borrower or any Guarantor fails to observe or perform or otherwise violates any obligation, agreement or other provision contained in any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by the Credit Documents) having an aggregate principal amount of more than $250,000 and the effect of such default will allow the creditor to declare such debt due before its stated maturity;

(6) there occurs any Change of Control;

(7) any Guarantor (a) terminates or revokes or purports to terminate or revoke its guaranty or any Guarantor’s guaranty becomes unenforceable in whole or in part, or (b) fails to perform promptly under its guaranty;

(8) the Borrower or any Guarantor fails to comply with, or perform under any agreement (other than a Related Document), now or hereafter in effect, between the Borrower or such Guarantor, as applicable, and the Bank, or any Affiliate of the Bank or their respective successors and assigns, and such failure continues without waiver after the applicable grace or notice period, if any, specified in the relevant agreement;

(9) there is any loss, theft, damage, or destruction of any Collateral not covered by insurance having affair market value of more than $250,000;

(10) there occurs any event that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any Guarantor;

(11) the Borrower, any Guarantor or any of their respective Subsidiaries: (a) becomes insolvent or unable to pay its debts as they become due; (b) makes an assignment for the benefit of creditors; (c) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its Property; (d) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws; (e) conceals or removes any of its Property, with intent to hinder, delay or defraud any of its creditors; (f) makes or permits a transfer of any of its Property, which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (g) makes a transfer of any of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid;

(12) a custodian, receiver, or trustee is appointed for (a) the Borrower, any Guarantor or any of their respective Subsidiaries or (b) a substantial part of the Property of the Borrower and the Guarantors taken as a whole;

(13) any attachment, seizure, sequestration, levy, or garnishment is issued against all or a substantial part of the Property of the Borrower and the Guarantors taken as a whole and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(14) the Borrower, any Guarantor or any of their respective Subsidiaries, without the Bank’s written consent: (a) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of its business; (b) leases, purchases, or otherwise acquires a material part of the assets of any other Person, except (i) in the ordinary course of its business or (ii) connection with any Permitted Acquisition; or (c) agrees to do any of the foregoing;

(15) the Borrower, any Guarantor or any of their respective Subsidiaries, without the Bank’s written consent: (a) liquidates or is dissolved; (b) merges or consolidates with any other Person; or (c) agrees to do any of the foregoing; provided, however, that (i) any Subsidiary may merge with (A) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (B) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person, and (ii) in connection with any Permitted Acquisition, any Subsidiary may merge or consolidate with any other Person; provided that (B) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (B) in the case of any such merger to which any Guarantor is a party, the Guarantor shall be the continuing or surviving Person;

(16) proceedings are commenced under any bankruptcy, reorganization, liquidation, or similar laws against the Borrower, any Guarantor or any of their respective Subsidiaries and remain undismissed for sixty (60) days after commencement; or the Borrower, any Guarantor or any of their respective Subsidiaries consents to the commencement of those proceedings;

(17) any judgment is entered against the Borrower, any Guarantor or any of their respective Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount of more than $250,000; or

(18) Any change occurs that has a Material Adverse Effect.

S. “Fee Letter” means that certain letter agreement dated the date hereof by and between the Borrower and the Bank, as the same may be amended or otherwise modified from time to time.

T. “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

U. “GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

V. “Guarantor” means each Person who may now or in the future guaranty the payment or performance of any of the indebtedness, liabilities and obligations the Borrower to the Bank arising under this agreement, the Notes, the Fee Letter, Letters of Credit, applications for letters of credit, all reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties or other instrument or document executed in connection with this agreement or with any of the Credit Liabilities.

W. “Inventory” means raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and goods held for sale or lease or furnished under contracts of service and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing.

X. “Intangible Assets” means the aggregate amount of: (1) all assets classified as intangible assets under GAAP, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; and (2) loans or advances to, investments in, or receivables from (i) any Affiliate, officer, director, employee, Equity Owner or agent of the Borrower or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower’s ordinary course of business.

Y. “Legal Requirement” means any law, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of any foreign governmental authority, the United States of America, any state thereof, any political subdivision of any of the foregoing or any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Bank, any Pledgor or any Obligor or any of its Subsidiaries or their respective Properties or any agreement by which any of them is bound.

Z. “Liabilities” means all indebtedness, liabilities and obligations of every kind and character of the Borrower to the Bank, whether the obligations, indebtedness and liabilities are individual, joint and several, contingent or otherwise, now or hereafter existing, including, without limitation, all liabilities, interest, costs and fees, arising under or from any note, open account, overdraft, credit card, lease, Rate Management Transaction, letter of credit application, endorsement, surety agreement, guaranty, acceptance, foreign exchange contract or depository service contract, whether payable to the Bank or to a third party and subsequently acquired by the Bank, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.

AA. “Lien” means any mortgage, deed of trust, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind.

BB. “Material Adverse Effect” means (1) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities, operations, condition (financial or otherwise) of the Borrower or the Borrower and the Guarantors taken as a whole, (2) a material adverse effect upon the ability of the Borrower or the Borrower and the Guarantors taken as a whole to perform its obligations under any Related Document, (3) a material adverse effect upon the rights and remedies of the Bank under any Credit Document or (4) a material adverse effect upon the legality, validity, binding effect or enforceability against Person of any Credit Document to which it is a party.

CC. “Notes” means all promissory notes, instruments and/or contracts now or hereafter evidencing the Credit Facilities.

DD. “Obligor” means the Borrower, guarantor (including any Guarantor), surety, co-signer, endorser, general partner or other Person who may now or in the future be obligated to pay any of the Credit Liabilities.

EE. “Organizational Documents” means, with respect to any Person, certificates of existence or formation, documents establishing or governing the Person or evidencing or certifying that the Person is duly organized and validly existing in accordance with all applicable Legal Requirements, including all amendments, restatements, supplements or modifications to such certificates and documents as of the date of the Related Document referring to the Organizational Document and any and all future modifications thereto approved by the Bank.

FF. “Permitted Investments” means cash equivalents and other short-term marketable debt securities held by the Borrower and its Subsidiaries consistent with the terms of the written investment policy of the Borrower as in effect as of the date hereof and as provided to and reasonably satisfactory to the Bank.

GG. “Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than 50% of the voting Equity Interests of, or a business line or a division of, any Person; provided that: (1) the Persons, assets, business lines or divisions acquired shall not be in engaged in any business activities substantially different from those in which the Borrower is presently engaged or such other lines of business as may be consented to by Bank; (2) no default, event of default or event that would constitute a default or event of default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from such acquisition; (3) as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired; (4) not less than 15 Business Days prior to the consummation of any acquisition for consideration (including assumed liabilities, earnout payments and any other deferred payment) in excess of $1,000,000, the Borrower shall have delivered to the Bank a written description of the Person, assets, business line or division to be acquired and its operations; (5) the Borrower shall demonstrate to the reasonable satisfaction of the Bank that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Sections 5.2L and 5.2N of this agreement; and (6) if such acquisition is structured as a merger, the Borrower (or if such merger is with any Subsidiary, then such Subsidiary) shall be the surviving Person after giving effect to such merger.

HH. “Permitted Liens” means (1) Liens arising by operation of law for taxes, assessments or governmental charges not yet due; (2) statutory Liens of mechanics, materialmen, shippers, warehousemen, carriers, and other similar persons for services or materials arising in the ordinary course of business for which payment is not past due; (3) nonconsensual Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (4) Liens for taxes or statutory Liens of mechanics, materialmen, shippers, warehousemen, carriers and other similar persons for services or materials that are due but are being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted; (5) Liens existing as of as of the date of this agreement and listed on Exhibit A hereto; (6) Liens in favor of the Bank; (7) Liens on dedicated cash collateral accounts to secure reimbursement obligations in respect of performance guaranties permitted by Section 5.2C of this agreement; (8) purchase money Liens upon or in any of the Borrower’s Property used by the Borrower in the ordinary course of business and Liens to secure Capital Leases and any related payment and performance obligations if, in each case, the incurrence of such indebtedness is permitted by Section 5.2C of this agreement; provided, however, that: (a) any such Lien is created solely for the purpose of securing indebtedness representing, or incurred to finance, refinance or refund, the cost of the Property subject thereto, (b) the principal amount of the indebtedness secured by such Lien does not exceed such cost, and (c) such Lien does not extend to or cover any other Property other than such item of Property, any improvements on such item, and the proceeds from the disposition of such items; (9) zoning restrictions, easements, rights of way, survey exceptions, encroachments, covenants, licenses, reservations, leasehold interests, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the Borrower’s Property or impair, in any material manner, the use of such Property for the purposes for which such property is held by the Borrower; (10) the interests of lessors or lessees of Property leased pursuant to leases permitted under this agreement; (11) Liens of a depository institution arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff, or similar rights and remedies as to deposit accounts or other funds maintained with such institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Borrower in excess of those set forth by regulations promulgated by any government authority, and (b) such deposit account is not intended by Borrower to provide collateral to the depository institution; and (12) judgment Liens to the extent the existence of such Liens does not constitute an Event of Default.

II. “Person” means any individual, corporation, partnership, limited liability company, joint venture, joint stock association, association, bank, business trust, trust, unincorporated organization, any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing or any other form of entity.

JJ. “Pledgor” means any Person providing Collateral.

KK. “Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

LL. “Rate Management Transaction” means any transaction (including an agreement with respect thereto) that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

MM. “Related Documents” means this agreement, the Notes, the Fee Letter, Letters of Credit, applications for letters of credit, all loan agreements, credit agreements, reimbursement agreements, security agreements, mortgages, deeds of trust, pledge agreements, assignments, guaranties, and any other instrument or document executed in connection with this agreement or with any of the Liabilities.

NN. “Subsidiary” means, as to any particular Person (the “parent”), a Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of the date of determination, as well as any other Person of which fifty percent (50%) or more of the Equity Interests is at the time of determination directly or indirectly owned, Controlled or held, by the parent or by any Person or Persons Controlled by the parent, either alone or together with the parent.

OO. “Tangible Net Worth” means total assets less the sum of Intangible Assets and total liabilities.

PP. “Test Period” means each period of four consecutive fiscal quarters.

2.2	Interpretations. Whenever possible, each provision of the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements. If any provision of this agreement cannot be enforced, the remaining portions of this agreement shall continue in effect. In the event of any conflict or inconsistency between this agreement and the provisions of any other Related Documents, the provisions of this agreement shall control. Use of the term “including” does not imply any limitation on (but may expand) the antecedent reference. Any reference to a particular document includes all modifications, supplements, replacements, renewals or extensions of that document, but this rule of construction does not authorize amendment of any document without the Bank’s consent. Section headings are for convenience of reference only and do not affect the interpretation of this agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

3.	Conditions Precedent to Extensions of Credit.

3.1	Conditions Precedent to Initial Extension of Credit under each of the Credit Facilities. Before the first extension of credit governed by this agreement and any initial advance under any of the Credit Facilities, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Notes, and as applicable, the letter of credit applications, reimbursement agreements, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other documents which the Bank may reasonably require to give effect to the transactions described in this agreement or the other Credit Documents;

B. Organizational and Authorizing Documents. The Organizational Documents and Authorizing Documents of the Borrower and any other Persons (other than the Bank) executing the Credit Documents in form and substance satisfactory to the Bank that at a minimum: (i) document the due organization, valid existence and good standing of the Borrower and every other Person (other than the Bank) that is a party to this agreement or any other Credit Document; (ii) evidence that each Person (other than the Bank) which is a party to this agreement or any other Credit Document has the power and authority to enter into the transactions described therein; and (iii) evidence that the Person signing on behalf of each Person that is a party to the Credit Documents (other than the Bank) is duly authorized to do so; and

C. Liens. The termination, assignment or subordination, as determined by the Bank, of all Liens on the Collateral other than Permitted Liens.

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower and any other parties, other than the Bank, in the Credit Documents are true on and as of the date of the request for and funding of the extension of credit;

B. No Event of Default. No Event of Default or event that would constitute an Event of Default but for the giving of notice, the lapse of time or both, has occurred in any provision of this agreement, the Notes or any other Related Documents and is continuing or would result from the extension of credit;

C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request; and

D. No Prohibition or Onerous Conditions. The making of the extension of credit is not prohibited by and does not subject the Bank, any Obligor, or any Subsidiary of the Borrower to any penalty or onerous condition under, any Legal Requirement.

4.	Affirmative Covenants. The Borrower agrees to do, and cause each of its Subsidiaries to do, each of the following:

4.1	Insurance. Maintain insurance with financially sound and reputable insurers, with such insurance and insurers to be reasonably satisfactory to the Bank, covering its Property and business against those casualties and contingencies and in the types and amounts as are in accordance with sound business and industry practices, and furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.2	Existence. Maintain its existence and business operations as presently in effect in accordance with all applicable Legal Requirements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.3	Payment of Obligations. Pay its debts and obligations consistent with sound business and industry practices and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its books.

4.4	Financial Records. Maintain proper books and records of account, in accordance with GAAP, and consistent with financial statements previously submitted to the Bank.

4.5	Inspection. Permit the Bank, its agents and designees to: (a) upon reasonable advance notice and during normal business hours, inspect and photograph its Property and to check and test the same as to quality, quantity, value, and condition, to examine and copy files, books and records, and to discuss its business, operations, prospects, assets, affairs and financial condition with the Borrower’s or its Subsidiaries’ officers and accountants, at times and intervals as the Bank reasonably determines; (b) perform audits or other inspections of the Collateral, including the records and documents related to the Collateral; (c) confirm with Account Debtors the accuracy of such Accounts; and (d) confirm with any Person any obligations and liabilities of the Person to the Borrower or its Subsidiaries. The Borrower will, and will cause its Subsidiaries to cooperate with any inspection or audit. The Borrower will pay the Bank the reasonable costs and expenses of any audit or inspection of the Collateral (including fees and expenses charged internally by the Bank for asset reviews) promptly after receiving the invoice, provided, however, in the absence of an Event of Default, borrower shall not be obligated to reimburse Bank for more than one such audit or inspection in any 12-month period.

4.6	Financial Reports. Furnish to the Bank whatever information, statements, books and records the Bank may from time to time reasonably request, including at a minimum:

A. Within forty-five (45) days after each quarterly period, the consolidated and consolidating financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet as of the end of that period, and income statement for that period, and, if requested at any time by the Bank, statements of cash flow (on a consolidated basis) and retained earnings for that period, all certified by one of its authorized agents as fairly presenting the financial condition and results of operation of the Borrower and its Subsidiaries.

B. Within ninety (90) days after and as of the end of each of its fiscal years, the consolidated financial statements of the Borrower and its Subsidiaries prepared and presented in accordance with GAAP, including a balance sheet and statements of income, cash flow and retained earnings, such financial statements to be audited by an independent certified public accountant of recognized standing satisfactory to the Bank.

C. Within forty-five (45) days after each quarterly period, a certificate executed by its chief financial officer, or other officer or an individual satisfactory to the Bank, certifying that, as of the date of the certificate, no default exists under any provision of this agreement or the other Related Documents.

D. With each request for an advance under the Credit Facilities and with each request for the issuance of a Letter of Credit, and within forty-five (45) days after each month that the Aggregate Outstanding Amount exceeded zero at any time during such month, the following lists, each certified as correct by one of its authorized agents:

(1) a list of Accounts, aged from date of invoice,

(2) a list of accounts payable, aged from date of receipt, and

(3) a list of Inventory, valued at the standard cost (determined using the first-in, first-out method of inventory accounting).

E. With each request for an advance under the Credit Facilities and with each request for the issuance of a Letter of Credit, and within forty-five (45) days after each month that the Aggregate Outstanding Amount exceeded zero at any time during such month, a borrowing base certificate, in form and detail satisfactory to the Bank, along with such supporting documentation as the Bank may request.

4.7	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of: (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions or changes in Legal Requirements affecting it which could reasonably be expected to have a Material Adverse Effect; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by it to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which it may have material liability; (4) any reportable event or any prohibited transaction in connection with any employee benefit plan; (5) any additions to or changes in the locations of its businesses; and (6) any alleged breach by the Bank of any provision of this agreement or of any other Related Document.

4.8	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between it and any other Person, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.9	Title to Assets and Property. Maintain good and marketable title to all of its Properties, and defend them against all claims and demands of all Persons at any time claiming any interest in them on a basis consistent with sound business and industry practices.

4.10	Additional Assurances. Promptly make, execute and deliver any and all agreements, documents, instruments and other records that the Bank may request to evidence any of the Credit Facilities, cure any defect in the execution and delivery of any of the Related Documents, perfect any Lien, comply with any Legal Requirement applicable to the Bank or the Credit Facilities or describe more fully particular aspects of the agreements set forth or intended to be set forth in any of the Related Documents.

4.11	Employee Benefit Plans. Maintain each employee benefit plan as to which it may have any liability, in compliance with all Legal Requirements.

4.12	Fee Letter. Timely observe, perform and comply with each and every one of the terms, covenants, conditions and agreements contained in the Fee Letter, on its part to be kept, observed, performed or complied with.

4.13	Banking Relationship. Establish and maintain its primary banking depository and disbursement relationship with the Bank.

4.14

Domestic Subsidiaries. Promptly inform the Bank in writing of the formation, acquisition or existence of any Domestic Subsidiary and to cause each Domestic Subsidiary whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Bank)) become a Guarantor hereunder by way of execution and delivery to the Bank of a guaranty in form and substance satisfactory to the Bank together with such security agreements, pledge agreements, financing statements, mortgages or deeds of trust and other documents which the Bank may reasonably require. In connection with the foregoing, the Borrower shall deliver to the Bank, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Section 3.1(B) of this agreement.

5.	Negative Covenants.

5.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with GAAP applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not and no Subsidiary of the Borrower will:

A. Distributions. Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests, return any contribution to an Equity Owner or, other than stock dividends and dividends paid to the Borrower, declare or pay any Distributions; provided, however, that if there is no existing default under this agreement or any other Related Document and to do so will not cause a default under any of such agreements the Borrower may (1) pay Distributions to its Equity Owners and (2) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its Equity Interests in an amount not to exceed $2,500,000 in any calendar year.

B. Sale of Equity Interests. Issue, sell or otherwise dispose of its Equity Interests; provided, however, that to do so will not cause a default under this agreement or any other Related Document the Borrower may (1) the issue additional Equity Interests in the Borrower (2) sell Equity Interests in the Borrower owned by the Borrower.

C. Debt. Incur, contract for, assume, or permit to remain outstanding, indebtedness for borrowed money, installment obligations, or obligations under capital leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing to the Bank, (3) reimbursement obligations in respect of performance guaranties issued by financial institutions in connection with customer contracts, provided that the aggregate amount of all such reimbursement obligations shall not exceed $5,000,000 at any one time, (4) indebtedness reflected in its latest financial statement furnished to the Bank prior to execution of this agreement and that is not to be paid with proceeds of borrowings under the Credit Facilities, (5) purchase money indebtedness, provided that not more than $1,000,000 of such indebtedness is newly incurred or assumed in any Test Period, (6) capital leases to the extent permitted by Section 5.2M of this agreement, and (7) indebtedness outstanding as of the date of this agreement and listed on Exhibit B hereto.

D. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for (1) endorsement of drafts for deposit and collection in the ordinary course of business, (2) guaranties in respect of indebtedness otherwise permitted by Section 5.2C of this agreement and (3) guaranties in respect of operating leases entered into by any wholly-owned Subsidiary of the Borrower, as lessee, in the ordinary course of business.

E. Liens. Create or permit to exist any Lien on any of its Property except Permitted Liens.

F. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, it will furnish a completed Federal Reserve Board Form U-1.

G. Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; (2) cease operations, liquidate, merge, transfer, acquire or consolidate with any other Person, change its name, dissolve, or sell any assets out of the ordinary course of business; or (3) enter into any arrangement with any Person providing for the leasing by it of Property which has been sold or transferred by it to such Person.

H. Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its Property, whether now owned or hereafter acquired.

I. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of its obligations under this agreement or any of the other Related Documents.

J. Limitation on Loans, Advances to and Investments in Others and Receivables from Others. Purchase, hold or acquire any Equity Interest or evidence of indebtedness of, make or permit to exist any loans or advances to, permit to exist any receivable from, or make or permit to exist any investment or acquire any interest whatsoever in, any Person, except: (1) extensions of trade credit to customers in the ordinary course of business on ordinary terms; (2) Permitted Investments; (3) loans, advances, investments and receivables existing as of the date of this agreement that have been disclosed to and approved by the Bank in writing and that are not to be paid with proceeds of borrowings under the Credit Facilities; (4) advances to employees in the ordinary course of business in an amount not to exceed $100,000 at any one time outstanding; (5) loans and advances from the Borrower to a Guarantor or from a Guarantor to the Borrower; (6) investments in and acquisition of interests in a Guarantor; (7) loans and advances to Domestic Subsidiaries that are not a Guarantor in an amount not to exceed $2,000,000 at any one time outstanding; (8) investments in and acquisition of interests in Domestic Subsidiaries that are not a Guarantor in an amount not to exceed $2,000,000 in the aggregate in any Test Period; (9) investments and acquisition of interests in, and loans and advances to, Cascade Microtech GmbH; (10) loans and advances to Foreign Subsidiaries (other than Cascade Microtech GmbH) in an amount not to exceed $5,000,000; at any one time outstanding; (11) investments in and acquisition of interests in Foreign Subsidiaries (other than Cascade Microtech GmbH) in an amount not to exceed $5,000,000 in the aggregate in any Test Period; and (12) Permitted Acquisitions in an amount not to exceed $5,000,000 in the aggregate in any Test Period.

K. Organizational Documents. Alter, amend or modify any of its Organizational Documents.

L. Tangible Net Worth. Permit its Tangible Net Worth to be less than $41,000,000.00 as of the end of any fiscal quarter.

M. Capital Expenditures. Make Capital Expenditures (whether by purchase or capital lease of any fixed assets, or otherwise) in excess of $5,000,000.00 in the aggregate in any Test Period.

N. EBITDA. Permit its net income plus (1) the following to the extent deducted in calculating such net income (without duplication): (a) interest expense, (b) depreciation expense, (c) amortization expense, (d) income tax expense, (d) stock based compensation and (e) non-cash or non-recurring expense and minus (2) the following to the extent included in calculating such net income: (a) non-cash or non-recurring income and (b) extraordinary gains, all computed for the Test Period, to be less than $5,000,000.00.

O. Government Regulation. (1) Be or become subject at any time to any Legal Requirement or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Bank from making any advance or extension of credit to it or from otherwise conducting business with it, or (2) fail to provide documentary and other evidence of its identity as may be requested by the Bank at any time to enable the Bank to verify its identity or to comply with any applicable Legal Requirement, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

5.3	Financial Statement Calculations. The financial covenant(s) set forth in the Section entitled “Negative Covenants” or in any subsection thereof shall, except as may be otherwise expressly provided with respect to any particular financial covenant, be calculated on the basis of the Borrower’s financial statements prepared on a consolidated basis with its Subsidiaries in accordance with GAAP. Except as may be otherwise expressly provided with respect to any particular financial covenant, if any financial covenant states that it is to be tested with respect to any particular period of time (which may be referred to therein as a “Test Period”) ending on any test date (e.g., a fiscal month end, fiscal quarter end, or fiscal year end), then compliance with that covenant shall be required commencing with the period of time ending on the first test date that occurs after the date of this agreement (or, if applicable, of the amendment to this agreement which added or amended such financial covenant).

6.	Representations.

6.1

Representations and Warranties by the Borrower. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all Credit Liabilities under the Notes and other Credit Documents are paid in full: (a) the execution and delivery of this agreement and the other Credit Documents to which it is a party, and the performance of the obligations they impose, do not violate any Legal Requirement, conflict with any agreement by which it is bound, or require the consent or approval of any other Person, (b) this agreement and the other Credit Documents have been duly authorized, executed and delivered by all parties thereto (other than the Bank) and are valid and binding agreements of those Persons, enforceable according to their terms, except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished to the Bank in connection with the Credit Liabilities are fairly present the financial condition of the Persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates, (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) is pending or threatened against it, and no other event has occurred which, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect other than litigation, claims, or other events, if any, that have been disclosed to the Bank in writing, (e) all of its tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by it in good faith and for which adequate reserves have been provided, (f) it is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (g) it is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that it could assert with respect to this agreement or the Credit Facilities, (i) it owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted, and (j) no part of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board or any other Legal Requirement. The Borrower further represents that: (a) it is duly organized and validly existing under the laws of the state where it is organized and is in good standing in its state of organization and each state where it is doing business, and (b) the execution and delivery of this agreement and the other Credit Documents to which it is a party and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its Organizational Documents or other agreement or document governing its affairs.

6.2	Representations and Warranties Regarding Assets. To induce the Bank to enter into this agreement and to extend credit or other financial accommodations under the Credit Facilities, the Borrower represents and warrants as of the date of this agreement and as of the date of each request for credit under the Credit Facilities that each of the following statements is and shall remain true and correct throughout the term of this agreement and until all Credit Facilities and all Credit Liabilities owing under the Notes and other Related Documents are paid in full. With respect to any asset utilized in the calculation of the Borrowing Base the Borrower represents and warrants to the Bank that: (1) each asset represented by the Borrower to be eligible for Borrowing Base purposes conforms to the eligibility requirements set forth in this agreement; (2) all asset values delivered to the Bank will be true and correct, subject to immaterial variance, and be determined on a consistent accounting basis; (3) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter will be in the Borrower’s physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (4) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter will be of good and merchantable quality, free from defects; and (5) except as disclosed to Bank in writing, no material portion of Borrower’s assets is stored with a bailee, warehouseman, or similar Person and upon Bank’s request, the Borrower will exercise commercially reasonable efforts to cause any such bailee, warehouseman, or similar Person to issue and deliver to the Bank, warehouseman receipts in the Bank’s name evidencing the storage of such assets.

7.	Default/Remedies. If an Event of Default exists, then the Bank shall have all of the rights and remedies provided by any law, equity or agreement.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this agreement shall be in writing and delivered to the intended party at its address stated in this agreement, and if to the Bank, at its main office if no other address of the Bank is specified in this agreement, by one of the following means: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand; (b) on the Delivery Day after the day of deposit with a nationally recognized courier service; or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of the change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. The making of an advance during the existence of any default or subsequent to the occurrence of a default or when all conditions precedent have not been met shall not constitute a waiver of the default or condition precedent. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This agreement, the Notes, and the other Credit Documents embody the entire agreement and understanding between the Borrower and the Bank with respect to the Credit Facilities and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement, the Notes and the other Credit Documents in any other jurisdiction.

8.4	Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Oregon (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Oregon, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Oregon is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.5	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement or in any of the other Credit Documents. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Credit Liabilities shall be paid in full.

8.6	Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising its own judgment with respect to its business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower’s business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

8.7	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank, its parent companies, Subsidiaries, Affiliates, their respective successors and assigns and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, interest, penalties, reasonable attorneys’ fees (including the fees and expenses of any attorneys engaged by the Indemnified Person) and amounts paid in settlement (“Claims”) to which any Indemnified Person may become subject arising out of or relating to the Credit Facilities, the Credit Liabilities or the Collateral, except to the limited extent that the Claims are proximately caused by any Indemnified Person’s gross negligence or willful misconduct. The indemnification provided for in this paragraph shall survive the termination of this agreement and shall not be affected by the presence, absence or amount of or the payment or nonpayment of any claim under, any insurance.

8.8	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.9	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any other Related Documents.

8.10

Recovery of Additional Costs. If after the date of this agreement the imposition of or any change in any Legal Requirement, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Bank for extending, maintaining or funding the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error. For purposes of this agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Legal Requirement, regardless of the date enacted, adopted or issued.

8.11	Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees (including the fees of in-house counsel) incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this agreement, any amendment, supplement, or modification thereto, and any other Credit Documents. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

8.12	Time is of the Essence. Time is of the essence under this agreement and in the performance of every term, covenant and obligation contained herein.

8.13	UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS THAT ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY THE BANK TO BE ENFORCEABLE.

9.	USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if it is an individual the Bank will ask for its name, taxpayer identification number, residential address, date of birth, and other information that will allow the Bank to identify it, and, if it is not an individual the Bank will ask for its name, taxpayer identification number, business address, and other information that will allow the Bank to identify it. The Bank may also ask, if the Borrower is an individual, to see its driver’s license or other identifying documents, and if it is not an individual, to see its Organizational Documents or other identifying documents.

10.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

11.	JURY WAIVER. THE BORROWER AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Address(es) for Notices:		Borrower:

9100 SW Gemini Drive Beaverton, OR 97008		Cascade Microtech, Inc.

Attn:	James Nias	By:	/s/ Jeff A. Killian
			Jeff A. Killian	CFO

			Printed Name	Title

Date Signed:	8/8/13

Address for Notices:	Bank:

888 SW 5th Ave. Portland, OR 97204	JPMorgan Chase Bank, N.A.

Attn:	By:	/s/ Rebecca Ogden
		Rebecca Ogden	Sr. Underwriter

		Printed Name	Title

Date Signed:	8/8/13

Exhibit A

Debtor	Secured Party	Collateral Description	Obligations Secured
Cascade Microtech, Inc.	LPKF Laser & Electronics	LPKF Microline UV 330, p/n 120976, s/n 4141847504 Laser Head s/n 3080 Controller s/n 2052 including Microline 3300 Laser Power Upgrade to 7.5W @ 10kHz, p/n 120977

Exhibit B

Debtor	Lender	Facility Description	Amount